EXHIBIT 4.2

CONVERTIBLE PROMISSORY NOTE

For value received, the undersigned QSound Labs, Inc., an Alberta corporation having its head office at #400, 3115 – 12th Street NE, Calgary, Alberta, T2E 7J2, (“Borrower”) promises to pay to or to the order of (“Lender”) the principal amount specified below (“Principal”) together with interest at the rate specified below (“Interest”) on the amount of Principal from time to time outstanding at the rate specified below.

The following are the terms and conditions of this Convertible Promissory Note (“Note”):

1.	Principal

a) The Principal of this Note is Five Hundred Thousand ($500,000 US) Dollars U.S.

b)The Principal shall be advanced by the Lender to the Borrower by wire transfer concurrent with the execution and delivery of this Note by the Borrower to the Lender.

2.	Term

The term of this Note is the earlier of five years from the date of Principal advance and the date of conversion of the entire principal amount of the Principal to common shares of the Borrower (“Term”).

3.	Interest Rate

Simple interest shall be payable upon the Principal amount outstanding from time to time under this Note and shall be paid in arrears at the end of each calendar quarter for the immediately preceding calendar quarter. The rate of interest for each calendar quarter shall be the United States prime rate in effect on the last day of the immediately preceding calendar quarter. The “United States prime rate” shall mean such rate as printed in the Wall Street Journal.

4.	Conversion

a) The Lender or Lender’s assignee shall have the right to convert the Principal into fully paid and non-assessable common shares of the Borrower (“Shares”) at the conversion price of $3.25 U.S. at any time during the Term. The Principal may be so converted in whole or from time to time during the Term in increments of at least 25,000 shares by notice in writing to the Borrower.

b) Upon receipt of the written notice of conversion from the Lender, Borrower shall issue and deliver to the Lender share certificate(s) representing the Shares as set out in the notice to the Lender. All repayments of Principal by way of conversion to Shares under this Note shall be evidenced by endorsement by Borrower and Lender upon the grid attached to this Note as Schedule “A” and each such endorsement shall be prima facie evidence of the amounts so repaid and the balance of Principal outstanding under this Note.

c) All action taken pursuant hereto shall be made in accordance with all Canadian and United States securities laws and all applicable rules and regulations of the NASDAQ Stock Market. The Lender acknowledges that Shares issuable upon conversion of the Principal are being acquired solely for the Lender’s own account and not as a nominee for any other party (provided that the Lender shall have the right to assign some or all of this Note to an accredited third party(s) reasonably satisfactory to the Borrower), and for investment, and that the Lender will not offer, sell or otherwise dispose of Shares acquired hereunder except under circumstances that will not result in a violation of the Act or any state securities laws.

d) QSound agrees, at its expense, to file a short form registration statement under the United States Securities Act of 1933 to register the Shares issued upon any conversion of the Principal, provided that QSound is not obligated to file more than one such registration statement annually during the Term and for a period of one year thereafter. Upon written notice by the Lender requesting the filing of a registration statement, the Borrower shall use its best efforts to file such registration statement within thirty (30) days of such notice. QSound represents and warrants that it is currently eligible to file such a short form registration statement under the United States Securities Act of 1933. In addition, in the event QSound intends to file a registration statement under the United States Securities Act of 1933 to register the sale of common stock by QSound or by another security holder during or for a period of one year following the Term, QSound will notify Lender of that intent and offer to include any or all of the Shares held by Lender at QSound’s expense, and if Holder accepts such offer, it will not count against the above annual limit of registration of Shares.

e) If during the Term the Company (a) consolidates its common shares into a lesser number of shares, subdivides its common shares into a greater number of shares or reclassifies its common shares, then when the right to acquire Shares pursuant hereto is exercised, the Lender shall have the right to receive and the obligation to take Shares in such number and description as the Lender would otherwise have if he had exercised the right of acquisition before such event and had held the Shares which he would have received until the actual exercise of the right of acquisition, or (b) consolidates, amalgamates or merges with any other company, then when the right to acquire pursuant hereto is exercised, the Lender shall have the right to receive and the obligation to take securities in the consolidated, amalgamated or merged company as the Lender would otherwise have if it had exercised the right of acquisition before such event and had held the securities it would have received until the actual exercise of the right of acquisition. If during the Term the Borrower issues securities (excluding employee options) convertible into common shares at a price lower than the Lender’s conversion price, the Borrower agrees to adjust the Lender’s conversion price to such lower price.

5.	Legend

The Lender acknowledges that the Shares to be issued upon the conversion of the Principal will not be registered pursuant to the Securities Act of 1933 (“Act”) and will be subject to certain transfer restrictions, and the certificates representing the Shares may contain the following legend or such legend as may be requires from time to time to comply with the Act:

“THE SECURITES REPRESENTED HEREBY HAVE NOT BEEN REGISTERES UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF SECURITYHOLDER’S COUNSEL, ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.”

6.	Payment

The Principal outstanding together with interest payable under this Note shall be due and payable in full on the last day of the Term.

7.	Default

The following are acts or events of default:

a) an admission in writing by the Borrower of its inability to pay debts generally;

b) the insolvency of the Borrower or the appointment of a receiver, manager, trustee, liquidator, for any of the property of the Borrower or an assignment for the benefit of the Borrower’s creditors;

c) the institution of a proceeding in bankruptcy against the Borrower, whether voluntarily or involuntarily, or the institution of proceedings by a Borrower to obtain relief against its creditors; or

d) Borrower fails to pay in full any due and payable installment of interest within 10 business days of notice from Holder that it is due.

In the event of a default, then unpaid principal amount of this Note shall immediately become due and payable and the effective interest rate from any after the date of default shall be increased to 3% over the United State prime rate. The Borrower shall pay all costs incurred by the Lender in enforcing and collecting upon this Note, including legal fees.

8.	Presentment

The Borrower hereby waives presentment, demand, notice of dishonor, notice of protest, notice of non-payment and any other notice required by law to be given to the Borrower on this Note in connection with the delivery, acceptance, performance, default or enforcement of this Note.

9.	Governing Law

This Note shall be governed by and construed in accordance with the Province of Alberta. All disputes and litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the courts of the Province of Alberta.

DATED at the City of Calgary in the Province of Alberta this 27th day of March, 2006.

QSOUND LABS, INC. per: _________________________________

Appendix “A”

Conversion and Payment of Principal (USD)

Date	Amount of Principal Payment	Amount of Principal Converted	Unpaid Balance	Signatures

Lender: Borrower: